CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 17, 2018, relating to the financial statements and financial highlights, which appears in T. Rowe Price International Equity Index Fund’s (comprising T. Rowe Price International Index Fund, Inc.) Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the use in this Registration Statement of our report dated November 14, 2018, relating to the financial statements of T. Rowe Price Capital Appreciation & Income Fund, Inc., which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 27, 2019